UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Date of Report (Date of earliest event reported) October 1, 2003

Commission file number 001-05996

QUAD METALS CORPORATION

(Exact name of small business issuer as specified in its charter)

Nevada

91-0835748

(State or other jurisdiction of

(IRS Employer Identification Number)

incorporation or organization)

601 West Main Avenue, Suite 714 Spokane, WA 99201

(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (509) 455-9077

N/A

(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

Letter of Intent and Share Exchange Agreement

On July 9, 2003, Quad Metals Corporation (“Quad”) entered into a Letter of Intent (“LOI”) to acquire all of the issued and outstanding common shares of DataJungle Ltd., a company incorporated under the Canada Business Corporations Act (“DataJungle”).  Subsequent to entering into this LOI, Quad and DataJungle entered into a Share Exchange Agreement (“Agreement”) which provided for Quad to issue up to 7,753,719 common shares in exchange for all of the issued and outstanding common shares of DataJungle and 5,249,281 common shares of Quad for the conversion of approximately $585,000 in convertible debt of DataJungle.  In addition, the Agreement provided for Quad to issue 838,848 options to purchase common shares of Quad to certain holders of options to purchase common shares of DataJungle.

The share exchange pursuant to this Agreement was considered complete effective on October 1, 2003.  As of that date, common shareholders representing 99.3% of the issued and outstanding common shares of DataJungle and all of the holders of convertible debt of DataJungle had consented to the Agreement.  Immediately after the completion of the Agreement on October 1, 2003, there will be 14,874,993 common shares of Quad issued and outstanding as follows:

Quad shareholders

1,909,493

12.8%

Shares issued to DataJungle shareholders

consenting to the Agreement

7,716,219

51.9%

Shares issued to holders of debt of DataJungle

5,249,281

35.3%

In addition, Quad entered into an agreement to guaranty $447,101 of convertible debt of DataJungle and to permit this debt to be convertible at any time to 4,009,302 common shares of Quad.

The required financial statements and related disclosures will be filed not later than 60 days after the date of filing of this Form 8-K.

DataJungle is a software company that develops and markets web-based enterprise-class business intelligence software solutions that translate business data into interactive tables, charts and maps.  These solutions consist of modules of functionality that can be assembled to the specific requirements of the customer and customized to the needs of each user class within the customer’s business.  DataJungle’s software extends and is complementary to the products of most leading vendors of business intelligence software.  DataJungle software leverages XML Web Services and vector graphics based delivery formats.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUAD METALS CORPORATION

By:

/s/ Edward Munden

October 14, 2003

Edward Munden

Date

Chairman of the Board